Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Orchid Cellmark Inc.:

We consent to the use of our reports dated March 31, 2005, with respect to the consolidated balance sheets of Orchid Cellmark, Inc. (formerly known as Orchid BioSciences, Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey

June 29, 2005